SUPPLEMENTAL INDENTURE

dated as of May 12, 2008

to

INDENTURE

dated as of July 30, 2007

between

COCA-COLA ENTERPRISES INC.
as Issuer

and

DEUTSCHE BANK TRUST COMPANY AMERICAS
as Trustee, Registrar, Transfer Agent and Paying Agent

FLOATING RATE NOTES DUE 2011

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 12, 2008, between Coca-Cola Enterprises Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee (the “Trustee”), Registrar, Transfer Agent and Paying Agent.

RECITALS

WHEREAS, the Company is authorized and empowered to borrow money for its purposes and to issue its bonds, debentures, notes and other obligations for money so borrowed.

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of July 30, 2007 (the “Base Indenture” and as supplemented by this Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of the Company’s unsecured bonds, debentures, notes or other evidences of indebtedness, to be issued in one or more series as provided in the Indenture.

WHEREAS, the Company has duly authorized the issue, in one or more series as in the Indenture provided, from time to time of its debt securities (the “Securities”).

WHEREAS, Section 14.01 of the Base Indenture provides that the Company (when authorized by resolution of its Board of Directors) and the Trustee may, at any time and from time to time, enter into one or more indentures supplemental to the Base Indenture, in form satisfactory to the Trustee, for purposes of (i) establishing the forms and terms of Securities of a new series and (ii) amending certain provisions of the Indenture that the Board of Directors of the Company deem desirable and which shall not affect the interests of the holders of the Outstanding Securities or Coupons.

WHEREAS, Section 3.01 of the Base Indenture provides that the Company may enter into supplemental indentures to establish the terms and provisions of a new series of Securities issued pursuant to the Base Indenture.

WHEREAS, the Board of Directors of the Company and the Trustee desire to (i) modify, alter, supplement and change certain provisions of the Base Indenture with respect to all series of Securities or Coupons to be issued after the date hereof (except as may be provided in a future supplemental indenture to the Indenture) and (ii) to supplement the Base Indenture in so far as it will apply to a new series of Securities to be known as the Company’s “Floating Rate Notes due 2011” (the “Notes”) issued hereunder.

WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture and all things necessary to make this Supplemental Indenture a valid and binding obligation of the Company and to constitute a valid agreement of the Company, in accordance with its terms, have been done.

WHEREAS, the Trustee has power to enter into this Supplemental Indenture.

WHEREAS, all things necessary have been done to make the Notes, when executed by the Company and authenticated and delivered hereunder duly issued by the

Company, the valid obligations of the Company and to make this Supplemental Indenture a valid supplement to the Indenture, in accordance with their and its terms.

NOW, THEREFORE, for and in consideration of the premises and the purchase and acceptance of the Notes by the holders thereof, the Company agrees with the Trustee, for the equal and proportionate benefit of all future holders of the Securities, as follows:

ARTICLE I
DEFINITIONS

Section 1.1.  Definitions.

(a) For purposes of this Supplemental Indenture only with respect to the Floating Rate Notes due 2011 as created in Article III hereof, except as otherwise expressly provided for or unless the context otherwise requires:

“Business Day” shall mean any day that is not a Saturday or Sunday and that, in The City of New York, is not a day on which banking institutions are generally authorized or obligated by law to close;

“Designated LIBOR Page” means the display on Page LIBOR01 of Reuters (or any successor service) for the purpose of displaying the London interbank offered rates of major banks for U.S. dollars (or such other page as may replace that page on that service (or any successor service) for the purpose of displaying such rates).

“interest” means, when used with reference to the Notes, any interest payable under the terms of the Notes.

“Interest Determination Date” means the second London Business Day immediately preceding the first day of the relevant Interest Period.

“Interest Payment Date” means February 6, May 6, August 6 and November 6 of each year, beginning on August 6, 2008.

“Interest Period” means the period commencing on any Interest Payment Date for the Notes (or, with respect to the initial Interest Period only, commencing on May 12, 2008) to, but excluding, the next succeeding Interest Payment Date for the Notes, and in the case of the last such period, from and including the Interest Payment Date immediately preceding the Stated Maturity to but not including such Stated Maturity.  If the Stated Maturity is not a LIBOR Business Day, then the principal amount of the Notes plus accrued and unpaid interest thereon shall be paid on the next succeeding LIBOR Business Day and no interest shall accrue for the Stated Maturity, or any day thereafter.

“LIBOR Business Day” means any Business Day that is also a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“London Business Day” means any day on which dealings in U.S. dollars are transacted in the London interbank market.

“Stated Maturity” means May 6, 2011.

“three-month LIBOR” means, with respect to any Interest Determination Date, the offered rate for deposits in the London interbank market in U.S. dollars having an index maturity of three months for a period commencing on the second London Business Day immediately following such Interest Determination Date in amounts of not less than $1,000,000, as such rate appears on the Designated LIBOR Page at approximately 11:00 a.m., London time, on such Interest Determination Date.

(b) Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Base Indenture.

ARTICLE II
AMENDMENTS

Section 2.1.  Amendments to Section 1.01(b).

(a) The definition of “Code” in Section 1.01(b) of the Base Indenture is hereby amended and restated in its entirety to read as follows:

“Code:  The term “Code” shall mean the Internal Revenue Code of 1986, as amended.”

(b) Section 1.01(b) of the Base Indenture is amended by adding a new definition of “Euro” to read as follows:

“Euro:  The term “Euro” shall mean the basic unit of currency among participating European Union countries, as revised or replaced from time to time.”

(c) The definition of “Foreign Currency” in Section 1.01(b) of the Base Indenture is hereby amended and restated in its entirety to read as follows:

“Foreign Currency:  The term “Foreign Currency” shall mean a currency issued by the government of any country other than the United States, including, without limitation, the Euro, or a composite currency, the value of which is determined by reference to the values of the currencies of any group of countries.”

(d) The definition of “Maturity” in Section 1.01(b) of the Base Indenture is hereby amended and restated in its entirety to read as follows:

“Maturity: The term “Maturity,” with respect to any Security, shall mean the date on which the principal of such Security shall become due and payable as therein and herein provided, whether by acceleration, call for redemption or otherwise.”

(e) The definition of “Outstanding” in Section 1.01(b) of the Base Indenture is hereby amended and restated in its entirety to read as follows:

“Outstanding:  The term “Outstanding,” when used with respect to Securities shall mean, as of the date of determination, all Securities theretofore authenticated and delivered under this Indenture, except:

(i) Securities theretofore canceled by the Trustee or delivered to the Trustee for cancellation;

(ii) Securities or portions thereof for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the holders of such Securities or from its obligations with respect to which the Company shall have been Discharged; provided, however, that if such Securities or portions thereof are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

(iii) Securities, except to the extent provided in Section 12.03, with respect to which the Company has effected defeasance as provided in Article XII; and

(iv) Securities that have been paid pursuant to Section 3.07 or in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to this Indenture, other than any such Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Securities are held by a protected purchaser in whose hands such Securities are valid obligations of the Company;

provided, however, that in determining whether the holders of the requisite principal amount of Securities Outstanding have performed any action hereunder, Securities owned by the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such action, only Securities that a Responsible Officer of the Trustee knows to be so owned shall be so disregarded. Securities so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to act with respect to such Securities and that the pledgee is not the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor. In determining whether the holders of the requisite principal amount of Outstanding Securities have performed any action hereunder, the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding for such purpose shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the Maturity thereof pursuant to Section 7.02 and the principal amount of a Security denominated in a Foreign Currency that shall be deemed to be Outstanding for such purpose shall be the amount calculated pursuant to Section 3.11(c).”

(f) The definition of “Restricted Subsidiary” in Section 1.01(b) of the Base Indenture is hereby amended and restated in its entirety to read as follows:

“Restricted Subsidiary:  The term “Restricted Subsidiary” shall mean any Subsidiary of the Company:

(i) substantially all of the property of which is located, or substantially all of the business of which is carried on, within the fifty states of the United States of America, the District of Columbia, or Puerto Rico, and

(ii) which owns or is the lessee of any Principal Property.”

(g) The definition of “United States” in Section 1.01(b) of the Base Indenture is hereby amended and restated in its entirety to read as follows:

“United States: The term “United States” shall mean the United States of America (including the States and District of Columbia) and its possessions.”

(h) The definition of “United States Alien” in Section 1.01(b) of the Base Indenture is hereby deleted in its entirety and replaced by the definition of “United States Person” as follows:

“United States Person: The term “United States Person” shall have the meaning given to such term in Section 7701(a)(30) of the Code.”

(i) The definition of “U.S. Government Obligations” in Section 1.01(b) is hereby deleted in its entirety.

Section 2.2.  Amendments of Certain Provisions in Article I.  Article I of the Base Indenture is amended by adding a new Section 1.03 “Incorporation by Reference of Trust Indenture Act” to read as follows:

“SECTION 1.03.  Incorporation by Reference of Trust Indenture Act.  Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

(i)           “indenture securities” means the Securities;

(ii)           “indenture security Holder” means a Holder of a Security;

(iii)           “indenture to be qualified” means this Indenture;

(iv)           “indenture trustee” or “institutional trustee” means the Trustee; and

(v)           “obligor” on the Securities means the Company in respect of the Securities and any successor obligor upon the Securities.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.”

Section 2.3.  Amendments of Certain Provisions in Article II.  Article II of the Base Indenture is amended by adding a new Section 2.05 “Securities Issuable in Global Form” to read as follows:

“SECTION 2.05.  Securities Issuable in Global Form.  If Securities of or within a series are issuable in global form, as specified as contemplated by Section 3.01, then, notwithstanding clause (k) of Section 3.01, any such Security shall represent such of the Outstanding Securities of such series as shall be specified therein and may provide that it shall represent the aggregate amount of Outstanding Securities of such series from time to time endorsed thereon and that the aggregate amount of Outstanding Securities of such series represented thereby may from time to time be increased or decreased to reflect exchanges.  Any endorsement of a Security in global form to reflect the amount, or any increase or decrease in the amount, of Outstanding Securities represented thereby shall be made by the Trustee in such manner and upon instructions given by such Person or Persons as shall be specified therein or in the Company Order to be delivered to the Trustee pursuant to Section 3.03 or Section 3.04.  Subject to the provisions of Section 3.03 and, if applicable, Section 3.04, the Trustee shall deliver and redeliver any Security in permanent global form in the manner and upon instructions given by the Person or Persons specified therein or in the applicable Company Order.  If a Company Order pursuant to Section 3.03 or Section 3.04 has been, or simultaneously is, delivered, any instructions by the Company with respect to endorsement or delivery or redelivery of a Security in global form shall be in writing but need not comply with Section 15.02 and need not be accompanied by an Opinion of Counsel.

The provisions of Section 3.03(k) shall apply to any Security represented by a Security in global form if such Security was never issued and sold by the Company and the Company delivers to the Trustee the Security in global form together with written instructions (which need not comply with Section 15.02 and need not be accompanied by an Opinion of Counsel) with regard to the reduction in the principal amount of Securities represented thereby, together with the written statement contemplated by Section 3.03(k).

Notwithstanding any provisions of Section 3.08 to the contrary, unless otherwise specified as contemplated by Section 3.01, payment of principal of (and premium, if any) and interest, if any, on any Security in permanent global form shall be made to the Person or Persons specified therein.

Notwithstanding the provisions of Section 8.03 and except as provided in the preceding paragraph, the Company, the Trustee and any agent of the Company shall treat as the Holder of such principal amount of Outstanding Securities represented by a permanent global Security (i), in the case of a permanent global Security in registered form, the Holder of such permanent global Security in registered form, or (ii) in the case of a permanent global Security in bearer form, Euroclear or Clearstream.

Section 2.4.  Amendments of Certain Provisions in Article III.  Article III of the Base Indenture is amended as follows:

(a) Section 3.01(n) of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“(n)           if Section 12.03 is not applicable to the Securities of the series and any provisions in modification of, in addition to or in lieu of any of the provisions of Article XII that shall be applicable to the Securities of the series;”

(b) Section 3.01(t) of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“(t) any other terms of the Securities of the series, including Events of Default and/or additional covenants of the Company (which terms shall not be inconsistent with the requirements of the Trust Indenture Act).”

(c) Section 3.03 of the Base Indenture is hereby amended by adding a new clause (k) to read as follows:

“(k) If any Security shall have been authenticated and delivered hereunder but never issued and sold by the Company, and the Company shall deliver such Security to the Trustee for cancellation as provided in Section 3.10 together with a written statement (which need not comply with Section 15.02 and need not be accompanied by an Opinion of Counsel) stating that such Security has never been issued and sold by the Company, for all purposes of this Indenture such Security shall be deemed never to have been authenticated and delivered hereunder and shall never be entitled to the benefits of this Indenture.”

(d) Section 3.06(c)(vi) of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“(vi) Upon the exchange in full of a Global Security for individual Securities, such Global Security shall be canceled by the Trustee.  Individual Registered Securities issued in exchange for a Global Security pursuant to this Section shall be registered in such names and in such authorized denominations as the Depositary for such Global Security, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Registered Securities to the Persons in whose names such Registered Securities are so registered.  The Trustee shall deliver individual Bearer Securities issued in exchange for a Global Security pursuant to this Section to the Persons and in such authorized denominations as the Depositary for such Global Security, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee; provided, however, that individual Bearer Securities shall be delivered in exchange for a Global Security only outside the United States in accordance with the procedures as may be specified pursuant to Section 3.01.”

(e) Section 3.06(h) of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“(h) The Company shall not be required to (i) register, transfer or exchange Securities of any series during a period beginning at the opening of business 15 days before the day of the transmission of a notice of redemption of Securities of such series selected for redemption under Section 4.03 and ending at the close of business on the day of such transmission, or (ii) register, transfer or exchange any Security so selected for redemption in whole or in part, except the unredeemed portion of any Security being redeemed in part; provided, however, that, if specified pursuant to Section 4.02, any Bearer Securities of any series that are exchangeable for Registered Securities and that are called for redemption pursuant to Section 4.02 may, to the extent permitted by applicable law, be exchanged for one or more Registered Securities of such series during the period preceding the Redemption Date, or (iii) register, transfer or exchange any Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such Security not to be so repaid.”

(f) Section 3.08 of the Base Indenture is hereby amended by adding a new clause (h) to read as follows:

“(h) The provisions of this Section 3.08(h) may be made applicable to any series of Securities pursuant to Section 3.01 (with such modifications, additions or substitutions as may be specified pursuant to such Section 3.01).  The interest rate (or the spread or spread multiplier used to calculate such interest rate, if applicable) on any Security of such series may be reset by the Company on the date or dates specified on the face of such Security (each, an “Optional Reset Date”).  The Company may exercise such option with respect to such Security by notifying the Trustee of such exercise at least 50 but not more than 60 days prior to an Optional Reset Date for such Security.  Not later than 40 days prior to each Optional Reset Date, the Trustee shall transmit, in the manner provided for in Section 15.06, to the Holder of any such Security a notice (the “Reset Notice”) indicating whether the Company has elected to reset the interest rate (or the spread or spread multiplier used to calculate such interest rate, if applicable), and if so (i) such new interest rate (or such new spread or spread multiplier, if applicable) and (ii) the provisions, if any, for redemption during the period from such Optional Reset Date to the next Optional Reset Date or if there is no such next Optional Reset Date, to the date of Maturity of such Security (each such period, a “Subsequent Interest Period”), including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Subsequent Interest Period.

Notwithstanding the foregoing, not later than 20 days prior to the Optional Reset Date, the Company may, at its option, revoke the interest rate (or the spread or spread multiplier used to calculate such interest rate, if applicable) provided for in the Reset Notice and establish an interest rate (or a spread or spread multiplier used to calculate such interest rate, if applicable) that is higher than the interest rate (or the spread or spread multiplier, if applicable) provided for in the Reset Notice, for the Subsequent Interest Period by causing the Trustee to transmit, in the manner provided for in Section 15.06, notice of such higher interest rate (or such higher spread or spread multiplier, if applicable) to the Holder of such Security.  Such notice shall be irrevocable.  All Securities with respect to which the interest rate (or the spread or spread multiplier used to calculate such interest rate, if applicable) is reset on an Optional Reset Date, and with respect to which the Holders of such Securities have not tendered such Securities for repayment (or have validly revoked any such tender) pursuant to the next succeeding paragraph, will bear such higher interest rate (or such higher spread or spread multiplier, if applicable).

The Holder of any such Security will have the option to elect repayment by the Company of the principal of such Security on each Optional Reset Date at a price equal to the principal amount thereof plus interest accrued to such Optional Reset Date.  In order to obtain repayment on an Optional Reset Date, the Holder must follow the procedures set forth in Article Thirteen for repayment at the option of Holders except that the period for delivery or notification to the Trustee shall be at least 25 but not more than 35 days prior to such Optional Reset Date and except that, if the Holder has tendered any Security for repayment pursuant to the Reset Notice, the Holder may, by written notice to the Trustee, revoke such tender or repayment until the close of business on the tenth day before such Optional Reset Date.

Subject to the foregoing provisions of this Section and Section 3.06, each Security delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Security shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Security pursuant to Section 3.01 if and when relevant.”]

Section 2.5.  Amendments to Section 4.02.  Section 4.02 of the Base Indenture is hereby amended and restated in its entirety as follows:

“SECTION 4.02.  Tax Redemption; Special Tax Redemption.

(a) All Securities of the same series that are entitled to the payment of Additional Amounts may be redeemed in whole but not in part, at the option of the Company at any time prior to maturity, upon the giving of a notice of redemption, at a redemption price equal to 100 percent of the principal amount thereof, together with accrued interest to the date fixed for redemption, if the Company determines that, (i) as a result of any change in or amendment to the laws (including any regulation or ruling promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or ruling, which change or amendment becomes effective on or after the date on which any Person (including any Person acting as underwriter, broker or dealer) agrees to purchase any of such Securities pursuant to their original issuance, the Company has or will become obligated to pay Additional Amounts with respect to such Security or (ii) any such change, amendment, application or interpretation shall be formally announced as officially proposed, which in the written opinion of independent legal counsel of recognized standing to the Company will result in a material probability that the Company will, on the occasion of the next payment due under such Securities, become obligated to pay Additional Amounts which obligation cannot be avoided by the Company taking reasonable measures available to it. Prior to the giving of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Trustee (i) a certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred and (ii) an opinion of counsel satisfactory to the Trustee to such effect based on such statement of facts; provided, however, that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts if a payment in respect of such Securities were then due. Notice of redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the applicable redemption price will be specified in the notice.

(b) Unless otherwise specified pursuant to Section 3.01, if the Company shall determine that any payment made outside the United States by the Company or any of its Paying Agents in respect of any Bearer Security or Coupon, if any, that is not a Floating Rate Security (an “Affected Security”) would, under any present or future laws or regulations in the United States, be subject to any certification, documentation, information or other reporting requirement of any kind, the effect of which requirement is the disclosure to the Company, any Paying Agent or any governmental authority of the nationality, residence or identity of a beneficial owner of such Affected Security that is not a United States Person (other than such a requirement (i) that would not be applicable to a payment made by the Company or any one of its Paying Agents (A) directly to the beneficial owner or (B) to a custodian, nominee or other agent of the beneficial owner, or (ii) that can be satisfied by such custodian, nominee or other agent certifying to the effect that the beneficial owner is not a United States Person; provided that, in any case referred to in clause (i)(B) or (ii), payment by the custodian, nominee or agent to the beneficial owner is not otherwise subject to any such requirement), then the Company shall elect either (x) to redeem such Affected Securities in whole, but not in part, at the Redemption Price thereof (calculated without premium) or (y) if the conditions of the next succeeding paragraph are satisfied, to pay the Additional Amounts specified in such paragraph. The Company shall make such determination as soon as practicable and publish prompt notice thereof (the “Determination Notice”), stating the effective date of such certification, documentation, information or other reporting requirement, whether the Company elects to redeem the Affected Securities or to pay the Additional Amounts specified in the next succeeding paragraph and (if applicable) the last date by which the redemption of the Affected Securities must take place, as provided in the next succeeding sentence. If any Affected Securities are to be redeemed pursuant to this paragraph, the redemption shall take place on such date, not later than one year after the publication of the Determination Notice, as the Company shall specify by notice given to the Trustee and the holders of the Affected Securities in accordance with Sections 4.03 and 4.04. Notwithstanding the foregoing, the Company shall not so redeem the Affected Securities if the Company shall subsequently determine, not less than 30 days prior to the Redemption Date, that subsequent payments on the Affected Securities would not be subject to any such certification, documentation, information or other reporting requirement, in which case the Company shall publish prompt notice of such subsequent determination, and any earlier redemption notice given pursuant to this paragraph shall be revoked and of no further effect. Prior to the publication of any Determination Notice pursuant to this paragraph, the Company shall deliver to the Trustee (i) an Officers’ Certificate stating that the Company is entitled to make such determination and setting forth a statement of facts showing that the conditions precedent to the obligation of the Company to redeem the Affected Securities or to pay the Additional Amounts specified in the next succeeding paragraph have occurred and (ii) an Opinion of Counsel to the effect that such conditions have occurred.

(c) If and so long as the certification, documentation, information or other reporting requirements referred to in the preceding paragraph would be fully satisfied by payment of a backup withholding tax or similar charge, the Company may in its sole discretion elect to pay as Additional Amounts such amounts as may be necessary so that every net payment made outside the United States following the effective date of such requirement by the Company or any of its Paying Agents in respect of any Affected Security of which the beneficial owner is not a United States Person (but without any requirement that the nationality, residence or identity of such beneficial owner be disclosed to the Company, any Paying Agent or any governmental authority), after deduction or withholding for or on account of such backup withholding tax or similar charge (other than a backup withholding tax or similar charge that (i) would not be applicable in the circumstances referred to in the parenthetical clause of the first sentence of the preceding paragraph or (ii) is imposed as a result of presentation of any such Affected Security for payment more than 15 days after the date on which such payment became due and payable or on which payment thereof was duly provided for, whichever occurred later), will not be less than the amount provided in any such Affected Security to be then due and payable. If the Company elects to pay Additional Amounts pursuant to this paragraph, then the Company shall have the right, but shall not be required, to redeem the Affected Securities at any time in whole, but not in part, at the Redemption Price thereof (calculated without premium), subject to the provisions of the last three sentences of the immediately preceding paragraph. If the Company elects to pay Additional Amounts pursuant to this paragraph and the condition specified in the first sentence of this paragraph should no longer be satisfied, then the Company shall redeem the Affected Securities in whole, but not in part, at the Redemption Price thereof (calculated without premium), subject to the provisions of the last three sentences of the immediately preceding paragraph.  Any redemption payments made by the Company pursuant to the two immediately preceding sentences shall be subject to the continuing obligation of the Company to pay Additional Amounts pursuant to this paragraph. If the Company elects to, or is required to, redeem the Affected Securities pursuant to this paragraph, it shall notify the Trustee and the holders of the Affected Securities thereof in accordance with Sections 4.03 and 4.04.”

Section 2.6.  Amendments to Section 6.02.  Section 6.02 of the Base Indenture is hereby amended and restated in its entirety as follows:

“SECTION 6.02.  Payment of Additional Amounts.

(a) If the Securities of a series provide for the payment of Additional Amounts, the Company will pay to the holder of any Security of any such series or any related Coupon who is a not a United States Person such Additional Amounts as may be necessary in order that every net payment of the principal of and interest on any Security of any series, after deduction or withholding for or on account of any present or future tax assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will be not less than the amount provided for in any Security of any series or any related Coupon to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply to:

(i) any tax, assessment or other governmental charge that would not have been imposed but for the existence of any present or former connection between the holder or beneficial owner of a Security, or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, partnership, limited liability company or corporation and the relevant tax jurisdiction including where such holder or beneficial owner (or such fiduciary, settlor, beneficiary, partner, member, shareholder or possessor):

•	is or was present or engaged in, or is or was treated as present or engaged in, a trade or business in the taxing jurisdiction or has or had a permanent establishment in the taxing jurisdiction;

•
has or had any present or former connection (other than the mere fact of ownership of a Security or the receipt of payment thereon) with the taxing jurisdiction imposing such tax, assessment or other governmental charge, including being or having been a citizen or resident thereof or being treated as having been a resident thereof;

(ii) any tax, assessment or other governmental charge which is imposed or levied by reason of the presentation (where presentation is required to receive payment) of a Security for payment on a date more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later, except to the extent that the holder thereof would have been entitled to Additional Amounts on presenting the same for payment on such thirtieth day;

(iii) any estate, inheritance, excise, gift, sales, transfer, personal property or any similar tax, assessment or other governmental charge;

(iv) any tax, assessment or other governmental charge which would not have been imposed but for a failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of any Security of any series or any related Coupon, if compliance is required by statute or by regulation of the United States or any political subdivision or taxing authority thereof or by an applicable income tax treaty as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(v) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of or interest on the Security held by the holder;

(vi) any tax, assessment or other governmental charge imposed by reason of the past or present status of a holder or beneficial owner of a Security as a passive foreign investment company, a controlled foreign corporation or a personal holding company with respect to the United States, as a private foundation or other tax exempt organization for United States federal income tax purposes, or as a corporation which accumulates earnings to avoid United States federal income tax;

(vii) any tax, assessment or other governmental charge imposed on interest received by a Person holding, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or a bank receiving interest described in Section 881(c)(3)(A) of the Code;

(viii) any tax, assessment or other governmental charge any paying agent (which term may include the Company) must withhold from any payment of principal of or interest on any Security, if such payment can be made without such withholding by any other paying agent;

(ix) any withholding, deduction, tax, assessment or governmental charge required to be made pursuant to European Union Council Directive 2003/48/EC of June 3, 2003 on the taxation of savings income in the form of interest payments, or any law implementing or complying with, or introduced in order to conform to that Directive or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced to comply with, such Directive; or

(x) any combination of any of the above items;

nor will Additional Amounts be paid with respect to any payment of principal of or interest on any Security to any Person who is not a United States Person who is a fiduciary or partnership or other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder of any Security of any series.

(b) Except as specifically provided in this Indenture, the Company shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein. Whenever in any Security of any series there is a reference, in any context, to the payment of the principal of or interest on, or in respect of, any Security or any related Coupon, such mention shall be deemed to include mention of the payment of Additional Amounts provided for herein to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the provisions hereof and express mention of the payment of Additional Amounts (if applicable) in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.

(c) If the payment of Additional Amounts becomes required in respect of the Securities of a series, at least ten days prior to the first Interest Payment Date with respect to which such Additional Amounts will be payable (or if the Securities of that series will not bear interest prior to Maturity, the first day on which a payment of principal and premium, if any, is made and on which such Additional Amounts will be payable), and at least ten days prior to each date of payment of principal and premium, if any, or interest if there has been any change with respect to the matters set forth in the below mentioned Officers’ Certificate, the Company will furnish the Trustee and each Paying Agent with an Officers’ Certificate that shall specify by country the amount, if any, required to be withheld on such payments to holders of Securities or Coupons that are not United States Persons, and the Company will pay to the Trustee or such Paying Agent the Additional Amounts, if any, required by the terms of such Securities and this Section. The Company covenants to indemnify the Trustee and any Paying Agent for, and to hold them harmless against, any loss, liability or expense reasonably incurred without negligence or bad faith on their part arising out of or in connection with actions taken or omitted by any of them in reliance on any Officers’ Certificate furnished pursuant to this Section 6.02.”

Section 2.7.  Amendments to Section 6.12.  Section 6.12 of the Base Indenture is hereby amended and restated in its entirety as follows:

“SECTION 6.12. Payment of Taxes and Other Claims.  The Company will pay or discharge or cause to be paid or discharged, as and when the same shall become due and payable, (1) all material taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of it or any Subsidiary, and (2) all lawful material claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of it or any Subsidiary; provided, however, that they shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate provision has been made on the financial statements of the Company or the relevant Subsidiary.”

Section 2.8.  Amendments to Section 7.01.

(a) Section 7.01(b) of the Base Indenture is hereby amended and restated in its entirety as follows:

“(b) the Company defaults in the payment of the principal of (or premium, if any, on) any Security of that series when the same becomes due and payable at maturity, upon redemption or otherwise, or in the deposit of any sinking fund payment when and as due by the terms of a Security of that series;”

(b) Section 7.01(d) of the Base Indenture is hereby amended and restated in its entirety as follows:

“(d) there shall be a Default under any bond, debenture, note or other evidence of Indebtedness for borrowed money or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or under any Guarantee of payment by the Company of Indebtedness for money borrowed, whether such Indebtedness or Guarantee now exists or shall hereafter be incurred or created, and as a result of such Default such Indebtedness has, by acceleration under the terms of such bond, debenture, note, mortgage, indenture, Guarantee of payment or such other evidence of Indebtedness, becomes due prior to its stated maturity; provided, however, that no Default under this Section 7.01(d) shall exist if all such Defaults do not relate to such Indebtedness or such Guarantees with an aggregate principal amount in excess of $100,000,000;”

Section 2.9.  Amendments to Section 10.02(a).  Section 10.02(a) of the Base Indenture is hereby amended and restated in its entirety as follows:

“(a) Unless available on EDGAR (in which case the Company shall notify the Trustee of such availability) the Company shall file with the Trustee, within 30 days after it files such annual and quarterly reports, information, documents and other reports with the SEC, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company  is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.”

Section 2.10.  Amendments to Section 12.02.  The first paragraph of Section 12.02 of the Base Indenture is hereby amended and restated in its entirety as follows:

“SECTION 12.02. Satisfaction and Discharge of Indenture.  This Indenture, with respect to the Securities of any series (if all series issued under this Indenture are not to be affected), shall, upon Company Request, cease to be of further effect (except as to (A) the rights of holders of Securities of such series to receive payment of the principal of and premium, if any, and interest on such Securities when such payments are due, (B) the Company’s obligations with respect to Securities of such series under Sections 3.04, 3.06, 3.07, 6.03, 12.06 and 12.07 and (C) the rights, powers, trusts, duties and immunities of the Trustee under Section 12.03) and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when,”.

Section 2.11.  Amendments to Section 12.03(c).  Section 12.03(c) of the Base Indenture is hereby amended and restated in its entirety as follows:

“(c) No Event of Default or event (including such deposit) that, with notice or lapse of time, or both, would become an Event of Default with respect to the Securities of such series shall have occurred and be continuing on the date of such deposit or, insofar as Sections 7.01(e) and (f) are concerned, at any time during the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be satisfied until the expiration of such period); and”

Section 2.12.  Amendments to Section 14.02(a).  Section 14.02(a) of the Base Indenture is hereby amended and restated in its entirety as follows:

“(a) With the consent (evidenced as provided in Article Eight) of the holders of a majority in aggregate principal amount of the Outstanding Securities, the Company (when authorized by a resolution of the Board of Directors) and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of this Indenture or of modifying in any manner the rights of the holders of the Securities of such series to be affected; provided, however, that no such supplemental indenture shall, without the consent of the holder of each Outstanding Security of each such series affected thereby,

(i) extend the Stated Maturity of the principal of, or any installment of interest on, any Security, or reduce the principal amount thereof or change the rate (or manner of calculation thereof) of interest thereon or any premium payable upon redemption thereof, or extend the Stated Maturity of or reduce the amount of any payment to be made with respect to any Coupon, or change the Currency in which the principal of and premium, if any, or interest on such Security is denominated or payable, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 7.02, or impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or change any obligation of the Company to pay Additional Amounts pursuant to Section 6.02 (except as contemplated by Section 6.05(b) and permitted by Section 14.01), or limit the obligation of the Company to maintain a paying agency outside the United States for payment on Bearer Securities as provided in Section 6.03, or limit the obligation of the Company to redeem an Affected Security as provided in Section 4.02(b); or

(ii) reduce the percentage in principal amount of the Outstanding Securities of any series, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of this Indenture or certain Defaults hereunder and their consequences provided for in this Indenture; or

(iii) modify any of the provisions of this Section, Section 7.02 or Section 6.06, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the holder of each Outstanding Security affected thereby; provided, however, that this clause shall not be deemed to require the consent of any holder with respect to changes in the references to “the Trustee” and concomitant changes in this Section and Section 6.06, or the deletion of this proviso, in accordance with the requirements of Sections 11.06 and 14.01(f); or

(iv) modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee.”

Section 2.13.  Amendments to Section 15.01(b).  Section 15.01(b) of the Base Indenture is hereby amended and restated in its entirety as follows:

“(b) Upon any consolidation or merger, or any sale or lease of all or substantially all of the assets of the Company, the entity formed by such consolidation or into which the Company shall have been merged or to which such sale or lease shall have been made shall succeed to and be substituted for the Company with the same effect as if it had been named herein as a party hereto, and thereafter from time to time such entity may exercise each and every right and power of the Company under this Indenture, in the name of the Company; and any act or proceeding by any provision of this Indenture required or permitted to be done by the Board of Directors or any officer of the Company may be done with like force and effect by the like board or officer of any entity that shall at the time be the successor of the Company hereunder. In the event of any such sale or conveyance, but not any such lease, the Company shall be discharged from all obligations and covenants under this Indenture and the Securities.”

ARTICLE III
GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 3.1.  Creation of Series: Establishment of Form.  In accordance with Section 3.01 of the Base Indenture, there is hereby created a series of Securities under the Indenture entitled “Floating Rate Notes Due 2011” (the “Notes”).

(a) The form of the Notes, including the certificate of authentication is attached hereto as Exhibit A.

(b) The Trustee shall authenticate and deliver the Notes for original issue in an initial aggregate principal amount of $275,000,000 upon a Company Order for the authentication and delivery of the Notes.  The Company may from time to time, without notice to or consent of the holders or beneficial owners of the Notes issue additional notes having the same ranking, interest rate, maturity and other terms as the Notes in accordance with Section 3.01 of the Base

Indenture.  The Notes issued originally hereunder, together with any additional notes subsequently issued, shall be treated as a single series for purposes of the Indenture.

(c) The aggregate principal amount of the Notes shall be due and payable at the Stated Maturity therefor on May 6, 2011.

(d) The per annum rate at which interest on the Notes will be payable during each Interest Period will be equal to three-month LIBOR, determined on the Interest Determination Date for that Interest Period, plus 0.60% to Persons in whose names the Notes are registered at the close of business on the 15th calendar day preceding the respective Interest Payment Date (the “Record Date”), until the principal thereof is paid or made available for payment.  If any Interest Payment Date for the Notes would otherwise be a day that is not a LIBOR Business Day, such Interest Payment Date shall be the next succeeding LIBOR Business Day, unless the next succeeding LIBOR Business Day is in the next succeeding calendar month, in which case such Interest Payment Date shall be the immediately preceding LIBOR Business Day.

(e) The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes.  The amount of interest to be paid on the Notes for any Interest Period will be calculated by adding the Daily Interest Amount for each day in such Interest Period.

(f) The interest rate and amount of interest to be paid on the Notes for each Interest Period will be calculated by the calculation agent.  The Company hereby appoints the Trustee to act as calculation agent.  All calculations made by the calculation agent shall in the absence of manifest error be conclusive for all purposes and binding on the Company and the holders of the Notes.  So long as three-month LIBOR is required to be determined with respect to the Notes, there will at all times be a calculation agent. In the event that any then acting calculation agent shall be unable or unwilling to act, or that such calculation agent shall fail duly to establish LIBOR for any Interest Period, or that the Company proposes to remove such calculation agent, the Company shall appoint itself or another person which is a bank, trust company, investment banking firm or other financial institution to act as the calculation agent.

(g) All amounts payable in connection with the Notes shall be denominated and payable in the lawful currency of the United States.

(h) The Notes shall be payable and may be presented for registration of transfer and exchange, without service charge, at the office of the Company maintained for such purpose in the State of New York, City of New York, Borough of Manhattan, which shall initially be the office or agency of the Trustee.

(i) The Notes may not be redeemed by the Company prior to the Stated Maturity.

(j) There shall be no sinking fund provided for the Notes.

(k) The Notes will be unsecured and unsubordinated obligations and will rank equally in right of payment to all of the other existing and future unsecured senior indebtedness of the Company.

(l) The Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(m) The Notes are subject to the defeasance provisions of the Indenture.

ARTICLE IV
GLOBAL SECURITIES

Section 4.1.  Form.  The Notes shall initially be issued in the form of one or more Global Securities.  The Company shall execute and the Trustee or the Authenticating Agent shall authenticate and deliver such Global Security or Securities in the manner provided for in Article II of the Indenture.

Section 4.2.  Transfer.  Notwithstanding any other provisions herein, unless the terms of a Global Security expressly permit such Global Security to be exchanged in whole or in part for Notes in certificated form, a Global Security may be transferred, in whole but not in part and in the manner provided in Section 3.06 of the Base Indenture, only to a nominee of the Depositary for such Global Security, or to the Depositary, or a successor Depositary for such Global Security selected or approved by the Company, or to a nominee of such successor Depositary.

Section 4.3.  Notes in Certificated Form.

(a) If at any time the Depositary for a Global Security notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary for the Notes ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation, the Company shall appoint a successor Depositary with respect to such Global Security.  If a successor Depositary for such Global Security is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Company shall execute, and the Trustee or the Authenticating Agent, upon receipt of a written request by the Company for the authentication and delivery of Notes in certificated form in exchange for such Global Security, shall authenticate and deliver, Notes in certificated form in an aggregate Principal Amount equal to the outstanding Principal Amount of the Global Security in exchange for such Global Security.

(b) The Company may at any time and in its sole discretion determine that the Notes or portion thereof issued or issuable in the form of one or more Global Securities shall no longer be represented by such Global Security or Securities.  In such event the Company shall execute, and the Trustee or the Authenticating Agent, upon receipt of a written request by the Company for the authentication and delivery of Notes in certificated form in exchange in whole or in part for such Global Security, shall authenticate and deliver Notes in certificated form in an aggregate Principal Amount equal to the outstanding Principal Amount of such Global Security or Securities representing such series or portion thereof in exchange for such Global Security or Securities.

(c) If specified by the Company with respect to Notes issued or issuable in the form of a Global Security, the Depositary for such Global Security may surrender such Global Security in exchange in whole or in part for Notes in certificated form on such terms as are acceptable to the Company and such Depositary.  Thereupon the Company shall execute, and the Trustee or the Authenticating Agent shall authenticate and deliver, without service-charge, (1) to each Person specified by such Depositary a new Note or Notes of any authorized denomination as requested by such Person in an aggregate principal amount equal to and in exchange for such Person’s beneficial interest in the Global Security; and (2) to such Depositary a new Global Security in an authorized denomination equal to the difference, if any, between the Principal Amount of the surrendered Global Security and the aggregate Principal Amount of Notes delivered to the holders thereof.

In any exchange provided for in any of the preceding three paragraphs, the Company shall execute and the Trustee or the Authenticating Agent shall authenticate and deliver Notes in certificated form in authorized denominations.  Upon the exchange of the entire principal amount of a Global Security for Notes in certificated form, such Global Security shall be canceled by the Trustee or the Registrar.  Except as provided in the preceding paragraph, Notes issued in exchange for a Global Security pursuant to this Section shall be registered in such names and in such authorized denominations as the Depositary for such Global Security, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee or the Registrar.  The Trustee or the Registrar shall deliver such Notes to the Persons in whose names such Notes are so registered.

ARTICLE V
MISCELLANEOUS

Section 5.1.  Effectiveness of Amendments to Indenture.  This Supplemental Indenture shall become effective as of the date hereof; provided, however, that it shall have no effect on any series of Securities or Coupons that have already been issued under the Base Indenture prior to the date hereof, whether or not Outstanding.

Section 5.2.  Indenture to Remain in Full Force and Effect.  Except as hereby expressly provided, the Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed and all its terms, provisions and conditions shall be and remain in full force and effect.

Section 5.3.  Application of Supplemental Indenture.  Notwithstanding anything else to the contrary herein, the terms and provisions of this Supplemental Indenture shall apply only to future series of Securities issued under the Indenture and shall not apply to any other series of Securities that have been issued under the Indenture prior to the date hereof and this Supplemental Indenture shall not and does not otherwise affect, modify, alter, supplement or change the terms and provisions of any such previously issued series of Securities or Coupons under the Base Indenture, whether or not Outstanding.

Section 5.4.  Trust Indenture Act Controls. The Indenture is subject to the provisions of the Trust Indenture Act which are required to be part of the Indenture, and shall, to the extent applicable, be governed by such provisions.  If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by, or another provision included in this Supplemental Indenture which is required to be included in this

Supplemental Indenture by any of the provisions of Sections 310 to 318, inclusive, of the Trust Indenture Act, such imposed duties or incorporated provision shall control.

Section 5.5.  Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 5.6.  Severability.  In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.7.  Counterparts.  This Supplemental Indenture may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together constitute but one and the same instrument.

Section 5.8.  No Representation and Indemnification.  The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.  All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee (including, without limitation its right to be indemnified)  under the Base Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee in each of its capacities under this Supplemental Indenture, including Calculation Agent.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date and year first above written.

COCA-COLA ENTERPRISES INC.,

By:	S/ JOYCE KING-LAVINDER
	Name:	Joyce King-Lavinder
	Title:	Vice President and Treasurer

Supplemental Indenture

DEUTSCHE BANK TRUST COMPANY
AMERICAS

By:	S/ RICHARD L. BUCKWATER
	Name:	Richard L. Buckwater
	Title:	Director

By:	S/ ANNIE JAGHATSPANYAN
	Name:	Annie Jaghatspanyan
	Title:	Assistant Vice President

Supplemental Indenture

EXHIBIT A